                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Three Months Ended
                                               Sept. 30      Sept. 30
                                                 2000          1999
                                               --------      --------
                                               (Thousands of Dollars)
Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $ 9,438       $18,626
Amortization of capitalized interest                616           608
Interest expense                                  8,081         6,853
Interest portion of rental expense                  648           555
                                               --------      --------
Earnings                                        $18,783       $26,642
                                               ========      ========
Interest                                        $ 8,462       $ 7,654
Interest portion of rental expense                  648           555
                                               --------      --------
Fixed Charges                                   $ 9,110       $ 8,209
                                               ========      ========
Ratio of Earnings to Fixed Charges                 2.06          3.25
                                               ========      ========